United States Securities and Exchange Commission
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: June 1, 2007
GeneLink, Inc.
(Exact Name of Registrant as Specified in its Charter)

PA	00-30518	23-2795613

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Newport Financial Center, 113 Pavonia Avenue, #313, Jersey City, NJ 07310
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (800) 558-4363
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On June 1, 2007, GeneLink, Inc. (“GeneLink”) granted Monte E. Taylor, Jr., the Chief Executive Officer and President of GeneLink, a warrant to acquire 1,600,000 shares of common stock of GeneLink at an exercise price of $0.08 per share in recognition of past services rendered and the inability of GeneLink, due to cash flow considerations, to pay Mr. Taylor an annual salary at a level commensurate with the services being rendered by Mr. Taylor.
GeneLink also issued to Mr. Taylor on June 1, 2007 an option, pursuant to GeneLink’s 2007 Stock Option Plan (the “Option Plan”), to acquire 1,400,000 shares of common stock of GeneLink at an exercise price of $0.08 per share. These options vest in four equal annual installments of 350,000 each commencing June 1, 2007.
On June 1, 2007, GeneLink granted to each member of its scientific advisory board options pursuant to the Option Plan and warrants to acquire common stock of GeneLink in recognition of past services rendered and the agreement to render services in the future. Dr. Robert P. Ricciardi, the treasurer and a director of GeneLink received a warrant to acquire 25,000 shares of common stock of GeneLink at an exercise price of $0.08 per share and an option to acquire 100,000 shares of common stock of GeneLink at an exercise price of $0.08 per share, which option vests in four equal annual installments of 25,000 each commencing June 1, 2007.
On June 1, 2007, pursuant to the Option Plan, GeneLink granted each director, including Mr. Taylor and Dr. Ricciardi, an option to acquire 100,000 shares of common stock of GeneLink at an exercise price of $0.08 per share. These options vest in four equal annual installments of 25,000 each commencing June 1, 2007.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc. (Registrant)
By:	/s/ Monte E. Taylor, Jr.
Monte E. Taylor, Jr.
Chief Executive Officer

Dated: June 5, 2007